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                          September 27, 2021

       Scott Mercer
       Chief Executive Officer
       Volta Inc.
       155 DeHaro St.
       San Francisco, CA 94103


                                                        Re: Volta Inc.
                                                            Form S-1
                                                            Filed September 21,
2021
                                                            File No. 333-259676

       Dear Mr. Mercer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-344-9288 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing